Exhibit 99.1

Antero Resources Second Quarter 2014 Operations and Firm Transportation Update

Denver, Colorado, July 17, 2014—Antero Resources (NYSE: AR) (“Antero” or the “Company”) announced today second quarter 2014 operational highlights and an increase in its firm transportation position.

•                  Second quarter 2014 average net daily gas equivalent production was 891 MMcfe/d, a 94% increase over the prior year quarter and a 13% increase sequentially

•                  Second quarter 2014 average net daily liquids production was 20,200 Bbl/d, a 387% increase over the prior year quarter and a 25% increase sequentially; representing 14% of net gas equivalent production for the quarter

•                  Recently achieved milestone of 1 Bcfe/d of net daily gas equivalent production

•                  Four-well Bee Lewis pad in the Marcellus had a combined 79 MMcfe/d peak 5-day sales rate while producing 1265 Btu gas (27% liquids while rejecting ethane); represents first four-well pad in the Highly-Rich Gas regime utilizing SSL completions

•                  Three-well Carpenter pad in the Utica had a combined 65 MMcfe/d initial 5-day sales rate while producing 1225 Btu gas (20% liquids while rejecting ethane); represents first pad in the Highly-Rich Gas regime in 2014

•                  Significant additions made to the transportation portfolio resulting in Appalachian E&P industry leading 3.4 Bcf/d of firm transportation and firm sales by 2016

•                  Executed LNG supply agreement with Cheniere Energy to sell 200,000 MMBtu/d of gas for the Sabine Pass LNG facility at NYMEX-based pricing upon commencement of operations at the facility

•                  Mid-year 2014 proved reserves increased 19% from year-end 2013 to 9.1 Tcfe (13% liquids) and 3P reserves increased 7% to 37.5 Tcfe (15% liquids) with a pre-tax PV10 of $26.4 billion including the value of hedges

Recent Developments

Mid-Year 2014 Proved and 3P Reserves

On July 15, 2014, Antero announced that proved reserves at June 30, 2014 were 9.1 Tcfe (13% liquids), a 19% increase compared to proved reserves at December 31, 2013, in each case assuming ethane rejection.  Proved developed reserves at mid-year 2014 totaled 2.8 Tcfe (12% liquids), a 37% increase over year-end 2013.  Additionally, the percentage of proved reserves classified as proved developed increased from 27% at year-end 2013 to 30% as of June 30, 2014.  The Company’s proved, probable and possible (“3P”) reserves at mid-year 2014 totaled 37.5 Tcfe (15% liquids), which represents a 7% increase compared to year-end 2013, also assuming ethane rejection.  3P pre-tax PV10 including hedge value increased by 24% to $26.4 billion from year-end 2013.  Antero’s reserves at June 30, 2014 were prepared by its internal reserve engineers and have not been reviewed or audited by its independent reserve engineers.

Operating Update

All operational figures are as of the date of this release unless otherwise noted.

Antero’s net daily production for the second quarter of 2014 averaged 891 MMcfe/d, including 20,200 Bbl/d of liquids (14% liquids).  Second quarter 2014 production represents an organic production growth rate of 94% and 13% from the second quarter of 2013 and first quarter of 2014, respectively.  Liquids production for the second quarter of 2014 represents an organic production growth rate of 387% and 25% from the second quarter of 2013 and first quarter of 2014, respectively. The Company has completed and placed on line a combined 330 horizontal wells in the Marcellus Shale and Utica Shale plays since commencing drilling operations in Appalachia in 2009.

Commenting on Antero’s production, Paul Rady, Antero’s Chairman of the Board and CEO, said, “With strong results in our Marcellus and Utica rich gas areas in early July, the Company recently surpassed 1 Bcfe/d of net production for the first time in its history. With second quarter 2014 production meeting our plan and current production in excess of 1 Bcfe/d, we expect to meet our 2014 production guidance as well as our 45% to 50% growth targets for both 2015 and 2016.”

Marcellus Shale — Antero has utilized shorter stage length (“SSL”) completions on virtually all of its 70 Marcellus wells completed and placed on line in 2014.  Actual average SSL production rates, compared to the non-SSL type curve, continue to exhibit a 20% to 30% improvement. The average well cost for an SSL well, defined as a well with an average stage length less than 225 feet, is approximately 10% to 15% higher than a comparable non-SSL well with an average stage length of 350 feet.

Additionally, 47 of the 70 completed wells have been on line for more than 30 days and had an average 30-day rate of 12.9 MMcfe/d in ethane rejection (15% liquids).  The average lateral length for the 47 wells was approximately 8,150 feet.  The Company continues to complete some of the longest laterals in the Marcellus Shale, having recently drilled the Weigle 1H with a lateral length of approximately 10,700 feet and 70 frac stages.

In July of 2014, Antero placed on line the four-well Bee Lewis pad in its Highly-Rich Gas regime, having an average Btu of 1265, which had a combined 79 MMcfe/d peak 5-day sales rate in ethane rejection (27% liquids).  These strong initial rates are indicative of the successful recent transition of Antero’s development program into the more liquids rich areas of its Marcellus leasehold position utilizing SSL completions.

Antero is currently operating 15 drilling rigs in the Marcellus Shale play including four intermediate rigs.  The Company has 76 gross (75 net) horizontal wells either in the process of drilling, completing or waiting on completion as well as two gross (two net) wells waiting on pipeline in the Marcellus.  Antero currently has five dedicated frac crews and one spot frac crew working in West Virginia.

During the first half of 2014, Antero added approximately 22,000 net acres and currently holds approximately 369,000 net acres in the southwestern core of the Marcellus play.  Approximately 31% of this net acreage was associated with proved locations and approximately 10% with proved developed locations at mid-year 2014.  Additionally, approximately 70% of the leasehold is believed to contain processable rich gas assuming an 1100 Btu cutoff.

Marcellus Processing Update

Antero currently has access to a total of 600 MMcf/d of cryogenic processing capacity at the MarkWest Sherwood processing facility located in Doddridge County, West Virginia.  The Company has committed to four additional 200 MMcf/d cryogenic processing plants, Sherwood 4, 5, 6 and 7.  Sherwood 4 is expected to go on line in the third quarter of 2014, Sherwood 5 is expected to go on line in the fourth quarter of 2014, Sherwood 6 is expected to go on line in the second quarter of 2015 and Sherwood 7 is expected to go on line in the third quarter of 2015.  These commitments provide Antero access to a total of 1.4 Bcf/d of Marcellus cryogenic processing capacity.  Ethane is currently being rejected at the Sherwood processing facility and sold in the gas stream.

Utica Shale —Antero has completed and placed on line 23 wells in the Utica Shale in 2014.  Additionally, 19 of these wells have been on line for more than 30 days and had an average 30-day rate of 14.8 MMcfe/d in ethane rejection (47% liquids).  The average lateral length for the 19 wells was approximately 7,300 feet.  Similar to the Marcellus, Antero has drilled many of the longest laterals in the Utica Shale, having recently completed the Myron 1H with a lateral length of approximately 11,700 feet and 51 frac stages.

In July of 2014, Antero placed on line the three-well Carpenter pad in its Highly-Rich Gas regime, having an average Btu of 1225, which had a combined 65 MMcfe/d initial 5-day sales rate in ethane rejection (20% liquids).  These wells represent Antero’s first Highly-Rich Gas wells placed on sales in 2014, and the Company plans to complete 14 additional wells located in the Highly-Rich and Rich Gas regimes throughout the remainder of the year.

Antero is currently operating five drilling rigs in the Utica Shale play including one intermediate rig.  The Company has 20 gross (18 net) horizontal wells either in the process of drilling, completing or waiting on completion.  Antero currently has one full time dedicated frac crew and one spot crew working in Ohio.

During the first half of 2014, Antero added approximately 13,000 net acres including the 6,363 net acre Piedmont Lake lease acquisition and currently holds approximately 119,000 net acres in the core of the Utica Shale play.  Approximately 11% of this net acreage was associated with proved locations and approximately 4% with proved developed locations at mid-year 2014.  Additionally, approximately 75% of the leasehold is believed to contain processable rich gas assuming an 1100 Btu cutoff.

Utica Natural Gas Sales Update

On June 26, 2014, the Rockies Express Pipeline (“REX”) Seneca Lateral began service allowing Antero to flow natural gas from the MarkWest Seneca plant to Midwest markets where prices are more favorable.  The Company currently has access to 250 MMcf/d of firm REX capacity.  This firm capacity is expected to increase to 600 MMcf/d in the fourth quarter of 2014 when additional compression is added.  The REX Seneca Lateral allows Antero to shift its Utica Shale production realizations from Tetco M2 pricing to Chicago Index pricing which based on current 2014 markets represents an approximate $1.50 per MMBtu price increase.

Firm Transportation and Firm Sales

As summarized below, Antero has entered into firm transportation agreements with various pipelines and firm sales agreements with various counterparties who own firm transportation capacity in order to facilitate the delivery of the Company’s production to preferred markets and diversify its exposure to basis concentration risk.  The firm transportation agreements generally have a term of ten to thirty years and include fixed and variable cost components referred to as demand and commodity charges respectively.  The firm sales agreements are sales to other firm shippers, are typically two to five years in term, are settled on an index price, and do not involve demand or commodity charges.

Natural Gas

In the second quarter of 2014, Antero entered into approximately 1.1 Bcf/d of transportation agreements, a third of which represents new firm transportation that will access eastern directed markets.  The remainder will feed Antero’s existing firm transportation on Kinder Morgan’s Tennessee Gas Pipeline accessing Gulf Coast markets, as previously disclosed on April 14, 2014.  In association with these agreements, Antero entered into a firm sales agreement with a local consumer for 200 MMcf/d of sales at TCO pricing and 200 MMcf/d of sales at TCO pricing for the peak winter months and NYMEX based pricing for the remainder of the year.

Antero concurrently executed an agreement to access 1.1 Bcf/d of new capacity on a third party’s extension of an existing gathering system.  This capacity is expected to be completed and in service in the fourth quarter of 2015.  This project will connect Antero’s Marcellus assets with the firm transportation described in the preceding paragraph.  As part of the agreement, Antero will have the option to participate in up to 15% of the project as an equity partner, which the Company expects would be owned by Antero’s midstream subsidiary.

Also in the second quarter of 2014, Antero signed an agreement to become an anchor shipper on the recently announced Energy Transfer Rover Pipeline Project which will connect its Marcellus and Utica Shale assets to the Midwest and Gulf Coast, or for export to Canadian markets.  Subject to the outcome of the binding open season currently underway, and all of the necessary regulatory approvals, the project will enable Antero to transport natural gas between the Sherwood and Seneca processing facilities to Defiance, Ohio.  This will result in increased marketing optionality by connecting to Antero’s separate and existing Midwest and Gulf Coast directed firm transportation agreements, including the 600,000 MMBtu/d Gulf Coast directed ANR transportation referenced in our release on April 14, 2014.  By linking this Gulf Coast directed transportation on the ANR Pipeline through the Rover Pipeline Project, these volumes are now incremental to the Antero firm transportation portfolio.  Additionally, as part of the signed agreement, Antero has the option to participate in up to 20% of the 2.2 Bcf/d Rover Pipeline Project as an equity partner, which the Company expects would be owned by Antero’s midstream subsidiary.

In June 2014, Antero signed a firm transportation agreement with Midwestern Gas Transmission Company (“Midwestern”) for 125,000 MMBtu/d of capacity on Midwestern’s mainline that interconnects with REX at Scotland, Illinois.  This incremental capacity further enables the Company to flow gas north into Midwest pricing hubs and commences in the third quarter of 2016.

The firm transportation and sales agreements discussed above result in an increase of Antero’s total portfolio to 3.4 Bcf/d by 2016.  Below is a summary of Antero’s average annual firm transportation and sales volumes for each of the years presented.

	2014 – Average	2015 – Average	2016 – Average
	MMbtu/d	MMbtu/d	MMbtu/d	Pricing Region
Firm Transportation
Columbia	403,000	595,000	582,000	Appalachia or Gulf Coast
REX/Rover/MGT/ANR/NGPL	306,000	600,000	700,000	Midwest
ANR	—	—	300,000	Gulf Coast
Tennessee	—	100,000	590,000	Gulf Coast
Other Regional	395,000	615,000	625,000	Appalachia

Firm Sales	250,000	306,000	633,000	Appalachia, NYMEX

Total Firm Transportation and Sales	1,354,000	2,216,000	3,430,000

By 2016, the above firm transportation portfolio provides Antero the ability to direct 48% of its production to the Gulf Coast, 32% to Appalachia and 20% to Midwest pricing, including the Chicago and MichCon markets.  Antero’s all-in average firm portfolio cost per MMbtu assuming full utilization, including both demand and commodity charges, is $0.28, $0.35 and $0.50 in 2014, 2015 and 2016, respectively.  The firm transportation portfolio, based on current futures pricing and differentials, would result in an approximate $0.15 per MMbtu basis differential improvement in the Company’s 2016 realized prices compared to 2014 realized prices.

Glen Warren, Antero’s President and Chief Financial Officer, commented “Antero has the largest firm transport portfolio of any Appalachian producer with an average of 3.4 Bcf/d by 2016, thereby reducing our exposure to Appalachian pricing indices to 32%.  Our firm transportation portfolio gives us great visibility on production growth and basis exposure.  We now have sufficient firm transportation capacity to accommodate Antero’s accelerated development program for the foreseeable future while also securing access to the most favorable pricing regions.  We believe that our industry leading firm transportation portfolio provides Antero with a significant competitive advantage as we expect the Appalachian region will remain the epicenter of natural gas development in North America for some time.”

NGLs

As previously announced, Antero has signed an agreement to become the anchor ethane supplier for the Ascent petrochemical complex in Wood County, West Virginia.  Under the agreement, Antero intends to provide 30,000 barrels per day of ethane to Ascent which represents almost half of the volume required to operate the Ascent ethane cracker that is planned for the Parkersburg, West Virginia site.  This agreement is contingent upon Ascent reaching a final investment decision once the multi-year feasibility analysis is completed and a construction decision has been made.

Additionally, Antero recently signed an agreement to become an anchor ethane supplier to the proposed Shell ethane cracker complex in Beaver County, Pennsylvania.  Under the agreement, Antero intends to provide 25,000 barrels per day of ethane to Shell which represents a significant portion of the volumes needed to operate the proposed cracker.  This agreement is contingent upon Shell reaching a final investment decision once the multi-year feasibility analysis is completed and a construction decision has been made.

Antero is committed to a 10 year transport, terminal and storage agreement with Sunoco Logistics Partners LP (NYSE: SXL) related to its Mariner East II Project that will connect the NGL resources in the Marcellus and Utica Shale to Sunoco’s existing infrastructure and international port at its Marcus Hook facility near Philadelphia.  Mariner East II is expected to be operational in late 2016 pending final investment decision which is expected in the third quarter of 2014.  Under the agreement, Antero will be an anchor shipper and have firm transportation of 51,500 barrels per day (11,500 barrels of ethane, 28,000 barrels of propane and 12,000 barrels of butane).  Antero will have the ability, through the Marcus Hook facility, to market ethane, propane and butane to local markets in the Northeast as well as export product to international markets.  These markets are currently paying a premium price relative to Appalachian prices.

Liquefied Natural Gas (LNG)

Antero recently signed an agreement with Sabine Pass Liquefaction, LLC (“Cheniere”) to sell 50,000 MMBtu/d of natural gas at NYMEX-based pricing for volumes shipped to the Gulf Coast region via existing Antero firm transportation agreements.  In addition, the agreement allows for 50,000 MMBtu/d of incremental increases to volumes, to a total of 200,000 MMBtu/d, as each of the four trains are placed into service.  This agreement will become effective upon notification from Cheniere that operations have commenced at the first LNG liquefaction train in the Sabine Pass liquefaction facility located in Cameron Parish, Louisiana.

Antero Second Quarter 2014 Earnings Release and Call

Antero’s second quarter 2014 financial results news release will be issued Wednesday, August 6, 2014 after the close of trading on the New York Stock Exchange.

A conference call is scheduled on Thursday, August 7, 2014 at 9:00 am MDT to discuss the results.  A brief Q&A session for security analysts will immediately follow the results discussion.  To participate in the call, dial in at 877-300-8521 (U.S.), 855-669-9657 (Canada), or 412-317-6026 (International) and reference passcode 10049883. A telephone replay of the call will be available until Tuesday, August 18, 2014 at 9:00 am MDT at 877-870-5176 (U.S.) or 858-384-5517 (International) using the same passcode.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com.  The webcast will be archived for replay on the Company’s website until Tuesday, August 18, 2014 at 9:00 am MDT.

Presentation

An updated presentation has been posted to the Company’s website.  The presentation can be found at www.anteroresources.com on the homepage.  Information on the Company’s website does not constitute a portion of this press release.

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional oil and liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. The Company’s website is located at www.anteroresources.com.

This release includes “forward-looking statements”. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2013.

The SEC permits oil and gas companies to disclose probable and possible reserves in their filings with the SEC. Antero does not plan to include probable and possible reserve estimates in its filings with the SEC.  Antero has provided internally generated estimates that have not been reviewed or audited by its third party reserve engineer in this release.  Antero’s estimate of proved, probable and possible reserves is provided in this release because management believes it is useful information that is widely used by the investment community in the valuation, comparison and analysis of companies.  However, the Company notes that the SEC prohibits companies from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category.

For more information, contact Michael Kennedy — VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.